Exhibit 99.1

Vantiv Reports First Quarter 2016 Results

•	First quarter net revenue increased 15% to $431 million and pro forma adjusted net income per share increased 24% to $0.56

•	First quarter Merchant Services net revenue increased 17% and Financial Institution Services net revenue increased 7%

•	Full-year guidance increased to expect net revenue of $1,820 to $1,850 million and pro forma adjusted net income per share of $2.58 to $2.64 in 2016

CINCINNATI, April 26, 2016 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the first quarter ended March 31, 2016. Revenue increased 16% to $819 million in the first quarter as compared to $706 million in the prior year period. Net revenue increased 15% to $431 million as compared to $374 million in the prior year period, reflecting strong growth in both business segments. On a GAAP basis, net income attributable to Vantiv, Inc. was $40 million or $0.25 per diluted share as compared to $19 million or $0.13 per diluted share in the prior year period. Pro forma adjusted net income increased 23% to $110 million as compared to $89 million in the prior year period. Pro forma adjusted net income per share increased 24% to $0.56 as compared to $0.45 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

“Vantiv continues to deliver strong financial results as our team successfully executes our strategy,” said Charles Drucker, president and chief executive officer at Vantiv. “Our results are compelling and are attributable to our people, who are focused on serving the needs of our clients and helping them to capitalize on market opportunities.”

Merchant Services
Merchant Services net revenue increased 17% to $341 million in the first quarter as compared to $291 million in the prior year period, driven by a 10% increase in transactions and a 7% increase in net revenue per transaction. First quarter net revenue growth accelerated as compared to the fourth quarter primarily due to continued strong performance across the business, as well as the benefit of an extra day given Leap Year and the timing of the Easter holiday. Consistent with net revenue growth, sales and marketing expenses increased 17% to $129 million in the first quarter as compared to $110 million in the prior year period.

Financial Institution Services
Financial Institution Services net revenue increased 7% to $90 million in the first quarter as compared to $84 million in the prior year period, driven by a 2% increase in transactions and a 6% increase in net revenue per transaction. Net revenue growth benefited from the contribution of value added services, including the impact of EMV card reissuance, as well as the benefit of an extra day given Leap Year and the timing of the Easter holiday. Consistent with net revenue growth, sales and marketing expenses increased 7% in the first quarter to $6 million as compared to the prior year period.

Full-Year and Second Quarter Financial Outlook
Based on our strong performance in the first quarter and increased confidence in our outlook for the remainder of the year, we are increasing our full-year 2016 expectations. Net revenue for the full-year 2016 is expected to be $1,820 to $1,850 million, representing an increase of 8% to 10% above the prior year. Pro forma adjusted net income per share for the full-year 2016 is expected to be $2.58 to $2.64, representing an increase of 15% to 18% above the prior year. GAAP net income per share attributable to Vantiv, Inc. is expected to be $1.36 to $1.42 for the full-year 2016.

For the second quarter of 2016, net revenue is expected to be $460 to $465 million, representing an increase of 9% to 10% above the prior year period. Pro forma adjusted net income per share for the second quarter of 2016 is expected to be $0.66 to $0.68, representing an increase of 18% to 21% above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.32 to $0.34 for the second quarter of 2016.

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the first quarter financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 500-6975, or for international callers (719) 325-2288, and referencing conference code 1265546. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 1265546. The replay will be available through May 10, 2016. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at the new www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31,	March 31,
	2016	2015	% Change
Revenue	$818,623	$705,611	16%
Network fees and other costs	387,413	331,146	17%
Net revenue	431,210	374,465	15%
Sales and marketing	135,638	116,055	17%
Other operating costs	73,703	68,739	7%
General and administrative	43,984	47,843	(8)%
Depreciation and amortization	68,230	67,802	1%
Income from operations	109,655	74,026	48%
Interest expense—net	(27,729)	(26,011)	7%
Non-operating expenses(1)	(5,652)	(8,766)	(36)%
Income before applicable income taxes	76,274	39,249	94%
Income tax expense	23,826	12,253	94%
Net income	52,448	26,996	94%
Less: Net income attributable to non-controlling interests	(12,710)	(8,007)	59%
Net income attributable to Vantiv, Inc.	$39,738	$18,989	109%
Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.26	$0.13	100%
Diluted(2)	$0.25	$0.13	92%
Shares used in computing net income per share of Class A common stock:
Basic	155,397,360	144,530,704
Diluted	196,777,827	200,715,138
Non Financial Data:
Transactions (in millions)	5,820	5,363	9%

(1) Non-operating expenses for the three months ended March 31, 2016 primarily relates to the change in fair value of a tax receivable agreement (“TRA”) entered into as part of the acquisition of Mercury. The three months ended March 31, 2015 amount primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury and the write-off of debt issuance costs associated with a $200 million early principal payment on the term B loan in January 2015.
(2) Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for the three months ended March 31, 2016 and 2015 was 36.0%. The components of the diluted net income per share calculation are as follows:

	Three Months Ended
	March 31,	March 31,
	2016	2015
Income before applicable income taxes	$76,274	$39,249
Taxes	27,459	14,130
Net income	$48,815	$25,119
Diluted shares	196,777,827	200,715,138
Diluted EPS	$0.25	$0.13

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended March 31,
	2016	2015	% Change
Revenue	$818,623	$705,611	16%
Network fees and other costs	387,413	331,146	17%
Net revenue	431,210	374,465	15%
Sales and marketing	135,638	116,055	17%
Other operating costs	71,215	62,414	14%
General and administrative	30,957	27,871	11%
Adjusted EBITDA(1)	193,400	168,125	15%
Depreciation and amortization	20,565	20,577	—%
Adjusted income from operations	172,835	147,548	17%
Interest expense—net	(27,729)	(26,011)	7%
Non-GAAP adjusted income before applicable income taxes	145,106	121,537	19%
Pro Forma Adjustments:
Income tax expense(2)	52,238	43,753	19%
Tax adjustments(3)	(18,070)	(11,692)	55%
Less: JV non-controlling interest(4)	(535)	(68)	NM
Pro forma adjusted net income(5)	$110,403	$89,408	23%

Pro forma adjusted net income per share(6)	$0.56	$0.45	24%
Adjusted shares outstanding	196,777,827	200,715,138
Non Financial Data:
Transactions (in millions)	5,820	5,363	9%
Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.
Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expense is primarily associated with the change in fair value of a TRA entered into as part of the acquisition of Mercury and the write-off of debt issuance costs associated with a $200 million early principal payment on the term B loan in January 2015; (c) adjustments to income tax expense assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

(1) See schedule 7 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents income tax expense at an effective rate of 36.0% for the three months ended March 31, 2016 and 2015, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2016.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (2) above, associated with a consolidated joint venture.
(5) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(6) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended March 31,
	2016	2015	$ Change	% Change
Total revenue	$694,580	$586,712	$107,868	18%
Network fees and other costs	353,334	296,030	57,304	19%
Net revenue	341,246	290,682	50,564	17%
Sales and marketing	129,336	110,175	19,161	17%
Segment profit	$211,910	$180,507	$31,403	17%

Non-financial data:
Transactions (in millions)	4,847	4,407		10%
Net revenue per transaction	$0.0704	$0.0660		7%

Financial Institution Services

	Three Months Ended March 31,
	2016	2015	$ Change	% Change
Total revenue	$124,043	$118,899	$5,144	4%
Network fees and other costs	34,079	35,116	(1,037)	(3)%
Net revenue	89,964	83,783	6,181	7%
Sales and marketing	6,302	5,880	422	7%
Segment profit	$83,662	$77,903	$5,759	7%

Non-financial data:
Transactions (in millions)	973	956		2%
Net revenue per transaction	$0.0925	$0.0876		6%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$82,554	$197,096
Accounts receivable—net	710,167	680,033
Related party receivable	4,061	3,999
Settlement assets	132,784	143,563
Prepaid expenses	39,641	31,147
Other	69,493	61,661
Total current assets	1,038,700	1,117,499

Customer incentives	61,762	57,984
Property, equipment and software—net	313,874	308,009
Intangible assets—net	813,222	863,066
Goodwill	3,366,528	3,366,528
Deferred taxes	723,787	731,622
Other assets	37,866	20,718
Total assets	$6,355,739	$6,465,426

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$345,720	$364,878
Related party payable	5,218	4,698
Settlement obligations	604,466	677,502
Current portion of note payable	106,001	116,501
Current portion of tax receivable agreement obligations to related parties	35,660	31,232
Current portion of tax receivable agreement obligations	61,887	64,227
Deferred income	19,096	14,470
Current maturities of capital lease obligations	7,916	7,931
Other	18,651	13,940
Total current liabilities	1,204,615	1,295,379
Long-term liabilities:
Note payable	2,916,104	2,943,638
Tax receivable agreement obligations to related parties	766,168	801,829
Tax receivable agreement obligations	112,731	126,980
Capital lease obligations	19,674	21,801
Deferred taxes	21,359	15,836
Other	36,435	34,897
Total long-term liabilities	3,872,471	3,944,981
Total liabilities	5,077,086	5,240,360

Commitments and contingencies
Equity:
Total equity(1)	1,278,653	1,225,066
Total liabilities and equity	$6,355,739	$6,465,426

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)(in thousands)

	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net income	$52,448	$26,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	68,230	67,802
Amortization of customer incentives	7,177	3,872
Amortization and write-off of debt issuance costs	1,591	3,606
Share-based compensation expense	8,352	11,623
Excess tax benefit from share-based compensation	(6,940)	(11,594)
Tax receivable agreements non-cash items	5,652	7,009
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(30,196)	40,577
Net settlement assets and obligations	(62,257)	(24,443)
Customer incentives	(15,602)	(5,651)
Prepaid and other assets	(9,675)	(4,644)
Accounts payable and accrued expenses	6,163	(17,569)
Payable to related party	520	649
Other liabilities	3,820	3,608
Net cash provided by operating activities	29,283	101,841
Investing Activities:
Purchases of property and equipment	(27,883)	(15,669)
Acquisition of customer portfolios and related assets and other	(76)	(1,425)
Purchase of derivative instruments	(21,523)	—
Net cash used in investing activities	(49,482)	(17,094)
Financing Activities:
Borrowings on revolving credit facility	765,000	—
Repayment of revolving credit facility	(765,000)	—
Repayment of debt and capital lease obligations	(41,767)	(230,823)
Proceeds from exercise of Class A common stock options	3,795	6,030
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(5,605)	(15,618)
Payments under tax receivable agreements	(53,474)	(22,805)
Excess tax benefit from share-based compensation	6,940	11,594
Distributions to non-controlling interests	(4,220)	(2,528)
Other	(12)	—
Decrease in cash overdraft	—	(2,627)
Net cash used in financing activities	(94,343)	(256,777)
Net decrease in cash and cash equivalents	(114,542)	(172,030)
Cash and cash equivalents—Beginning of period	197,096	411,568
Cash and cash equivalents—End of period	$82,554	$239,538
Cash Payments:
Interest	$25,931	$24,548
Taxes	13,170	4,561

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended March 31, 2016
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$818,623	$—	$—	$—	$—	$—	$—		$818,623
Network fees and other costs	387,413	—	—	—	—	—	—		387,413
Net revenue	431,210	—	—	—	—	—	—		431,210
Sales and marketing	135,638	—	—	—	—	—	—		135,638
Other operating costs	73,703	(2,488)	—	—	—	—	—		71,215
General and administrative	43,984	(4,675)	(8,352)	—	—	—	—		30,957
Depreciation and amortization	68,230	—	—	(47,665)	—	—	—		20,565
Income from operations	109,655	7,163	8,352	47,665	—	—	—		172,835
Interest expense—net	(27,729)	—	—	—	—	—	—		(27,729)
Non-operating income (expense)	(5,652)	—	—	—	5,652	—	—		—
Income before applicable income taxes	76,274	7,163	8,352	47,665	5,652	—	—		145,106
Income tax expense	23,826	—	—	—	—	—	28,412	(5)	52,238
Tax adjustments	—	—	—	—	—	—	(18,070)	(6)	(18,070)
Less: JV non-controlling interest	—	—	—	—	—	(535)	—		(535)
Net income	$52,448	$7,163	$8,352	$47,665	$5,652	$(535)	$(10,342)		$110,403

	Three Months Ended March 31, 2015
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Income (Expense)(3)	Non-controlling Interest(4)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$705,611	$—	$—	$—	$—	$—	$—		$705,611
Network fees and other costs	331,146	—	—	—	—	—	—		331,146
Net revenue	374,465	—	—	—	—	—	—		374,465
Sales and marketing	116,055	—	—	—	—	—	—		116,055
Other operating costs	68,739	(6,325)	—	—	—	—	—		62,414
General and administrative	47,843	(8,349)	(11,623)	—	—	—	—		27,871
Depreciation and amortization	67,802	—	—	(47,225)	—	—	—		20,577
Income from operations	74,026	14,674	11,623	47,225	—	—	—		147,548
Interest expense—net	(26,011)	—	—	—	—	—	—		(26,011)
Non-operating income (expense)	(8,766)	—	—	—	8,766	—	—		—
Income before applicable income taxes	39,249	14,674	11,623	47,225	8,766	—	—		121,537
Income tax expense	12,253	—	—	—	—	—	31,500	(5)	43,753
Tax adjustments	—	—	—	—	—	—	(11,692)	(6)	(11,692)
Less: JV non-controlling interest	—	—	—	—	—	(68)	—		(68)
Net income	$26,996	$14,674	$11,623	$47,225	$8,766	$(68)	$(19,808)		$89,408

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Non-operating income (expense) during the three months ended March 31, 2016 primarily relates to the change in the fair value of a TRA entered into as part of the acquisition of Mercury. Non-operating income (expense) during the three months ended March 31, 2015 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury and the write-off of debt issuance costs associated with a $200 million early principal payment on the term B loan in January 2015.
(4) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) below, associated with a consolidated joint venture.
(5) Represents adjustments to income tax expense to reflect an effective tax rate of 36.0% for the three months ended March 31, 2016 and 2015, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2016.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2016	2015	% Change
Net income	$52,448	$26,996	94%
Income tax expense	23,826	12,253	94%
Non-operating expenses(1)	5,652	8,766	(36)%
Interest expense—net	27,729	26,011	7%
Share-based compensation	8,352	11,623	(28)%
Transition, acquisition and integration costs(2)	7,163	14,674	(51)%
Depreciation and amortization	68,230	67,802	1%
Adjusted EBITDA	$193,400	$168,125	15%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Non-operating expenses for the three months ended March 31, 2016 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury. Non-operating expenses for the three months ended March 31, 2015 primarily relates to the change in fair value of a TRA entered into as part of the acquisition of Mercury and the write-off of debt issuance costs associated with a $200 million early principal payment on the term B loan in January 2015.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities.